Exhibit 99.1

Fiesta Restaurant Group, Inc.

Consolidated Statements of Operations

(in thousands except per share amounts)

	(unaudited) Three Months Ended March 31, (a)
	2012	2011
Revenues:
Restaurant sales	$125,566	$115,251
Franchise royalty revenues and fees	576	365

Total revenues	126,142	115,616

Costs and expenses:
Cost of sales	40,784	36,344
Restaurant wages and related expenses (b)	33,825	31,633
Restaurant rent expense	3,967	4,060
Other restaurant operating expenses	15,829	14,743
Advertising expense	4,295	4,119
General and administrative expenses (b) (c)	11,080	8,921
Depreciation and amortization	4,840	4,797
Impairment and other lease charges	6,900	264

Total costs and expenses	121,520	104,881

Income from operations	4,622	10,735
Interest expense	7,969	4,845

Income (loss) before income taxes	(3,347)	5,890
Provision (benefit) for income taxes	(1,482)	2,276

Net income (loss)	$(1,865)	$3,614

Basic and diluted net income (loss) per share	$(0.08)	$0.16

Basic and diluted weighted average common shares outstanding	23,162	23,162

(a)	The Company uses a 52 or 53 week fiscal year that ends on the Sunday closest to December 31. For convenience, all references to the three months ended April 1, 2012 and April 3, 2011 are referred to as the three months ended March 31, 2012 and March 31, 2011, respectively, both of which included 13 weeks.
(b)	Restaurant wages and related expenses include stock-based compensation expense of $4 and $5 for the three months ended March 31, 2012 and 2011, respectively. General and administrative expenses include stock-based compensation expense of $1,046 and $411 for the three months ended March 31, 2012 and 2011, respectively.
(c)	General and administrative expenses include expenses related directly to Fiesta Restaurant Group and corporate expenses allocated from Carrols Corporation (our parent company until May 7, 2012). Such allocated expenses are for administrative support including executive management, information systems and certain accounting, legal and other administrative functions. General and administrative expenses for the three months ended March 31, 2012 included $630 of allocated expenses related to our spin-off from Carrols Restaurant Group, Inc. Also included were $1,071 of expenses related to the conversion of employee stock options to unrestricted and restricted common stock in connection with the spin-off and for the accelerated vesting of restricted common stock for the former Chairman of the Board.

Fiesta Restaurant Group, Inc.

Supplemental Information

The following table sets forth certain unaudited supplemental financial and other data for the periods indicated (in thousands, except number of restaurants):

	(unaudited) Three Months Ended March 31,
	2012	2011
Segment Revenues:
Pollo Tropical	$57,834	$52,235
Taco Cabana	68,308	63,381

Total revenues	$126,142	$115,616

Change in Comparable Restaurant Sales: (a)
Pollo Tropical	9.4%	13.5%
Taco Cabana	6.1%	2.0%

Adjusted Segment EBITDA: (b)
Pollo Tropical	$11,214	$9,870
Taco Cabana	6,198	6,342

Average Sales per Restaurant: (c)
Pollo Tropical	632	577
Taco Cabana	434	408

Number of Company Owned Restaurants:
Pollo Tropical	86	90
Taco Cabana	157	156

Total company owned restaurants	243	246

Restaurant openings:
Pollo Tropical	—	—
Taco Cabana	—	1

Total new restaurant openings	—	1
Restaurant closings:
Pollo Tropical	(5)	(1)
Taco Cabana	(1)	—

Net change in restaurants	(6)	—

(a)	Restaurants are included in comparable restaurant sales after they have been open for 18 months.
(b)	Adjusted Segment EBITDA is defined as earnings attributable to the applicable segment before interest, income taxes, depreciation and amortization, impairment and other lease charges, stock-based compensation expense, and other income and expense. Adjusted Segment EBITDA is used because it is the measure of segment profit or loss reported to our chief operating decision maker for purposes of allocating resources to the segments and assessing each segment’s performance. This may not be necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculation.
(c)	Average sales for company-owned or operated restaurants are derived by dividing restaurant sales for such period for the applicable segment by the average number of restaurants for the applicable segment for such period.

Fiesta Restaurant Group, Inc.

Unaudited Consolidated Pro Forma Statement of Operations

Three Months Ended March 31, 2012

(in thousands except per share amounts)

	Historical	Pro Forma Adjustments (a)		Pro Forma
Revenues:
Restaurant sales	$125,566	$—		$125,566
Franchise royalty revenues and fees	576			576

Total revenues	126,142	—		126,142

Costs and expenses:
Cost of sales	40,784			40,784
Restaurant wages and related expenses	33,825			33,825
Restaurant rent expense	3,967	1,932	(b)	5,899
Other restaurant operating expenses	15,829			15,829
Advertising expense	4,295			4,295
General and administrative expenses	11,080			11,080
Depreciation and amortization	4,840	(518	) (b)	4,322
Impairment and other lease charges	6,900			6,900

Total costs and expenses	121,520	1,414		122,934

Income from operations	4,622	(1,414)		3,208
Interest expense	7,969	(2,587	) (b)	5,382

Income (loss) before income taxes	(3,347)	1,173		(2,174)
Provision (benefit) for income taxes	(1,482)	469	(b)	(1,013)

Net income (loss)	$(1,865)	$704		$(1,161)

Basic and diluted net income (loss) per share	$(0.08)	$0.03		$(0.05)

Basic and diluted weighted average common shares outstanding	23,162	23,162		23,162

(a)	The unaudited consolidated pro forma statement of operations for the three months ended March 31, 2012 gives effect to the qualification for sale-leaseback accounting of certain real property leases (and the treatment of such leases as operating leases) due to the cure or elimination of certain provisions that previously precluded sale-leaseback accounting in the separate financial statements of Fiesta Restaurant Group causing these transactions to be accounted for under the financing method. This was primarily due to guarantees from Carrols Corporation, our parent company prior to the spin-off completed on May 7, 2012, which were considered guarantees from a related party. Such leases qualified for sale-leaseback accounting upon the spin-off from Carrols Restaurant Group. The pro forma data as presented, gives effect to this accounting treatment as if such events occurred as of January 1, 2012.
(b)	The increase in rent expense, which is net of the amortization of deferred gains from the recognition of proceeds from these transactions as sales, the decrease in depreciation expense and the decrease in interest expense reflect the qualification for sale-leaseback treatement of the leases described in (a) as operating leases, net of tax at 40%.